Exhibit 5

                           January 30, 1995


  Petroleum Heat and Power Co., Inc.
  2187 Atlantic Street
  Stamford, Connecticut  06902


            Re:  Registration Statement on Form S-2 (33-57059)
                 ---------------------------------------------

  Ladies and Gentlemen:

            We refer to the above-captioned registration statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933"), filed by Petroleum Heat and Power Co., Inc., a Minnesota corporation (the "Company"), with the Securities and Exchange Commission relating to the proposed public offering by the Company of (i) $125,000,000 principal amount of __% Subordinated Debentures due 2005 (the "Debentures"), and (ii) 3,450,000 shares (the "Shares") of Class A Common Stock, par value $.10 per share (the "Class A Common Stock"). Each term used herein that is defined in the Registration Statement and not otherwise defined herein shall have the meaning specified in the Registration Statement.

            We have examined copies of the Restated Articles of Incorporation of the Company, a copy of the Amended By-Laws of the Company, the form of Indenture between the Company and Chemical Bank, as trustee (the "Indenture"), filed as Exhibit 4.6 to the Registration Statement and such other records and documents as we have deemed relevant and necessary to the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photostatic copies.

            Based upon the foregoing and relying upon statements of fact contained in the documents we have examined, we are of the opinion that:

                 (i)  the issuance and sale of $125,000,000
  principal amount of Debentures have been duly authorized, and when executed and authenticated in accordance with the Indenture and delivered to and paid for pursuant to the Debenture Underwriting Agreement, a form of which was filed as Exhibit 1.1 to the Registration Statement, will constitute legal, valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and subject to the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and the holders of the Debentures will be entitled to the benefits of the Indenture; and




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                 (ii)  the issuance and sale of the Shares of Class
  A Common Stock have been duly authorized, and when issued pursuant to the Common Stock Underwriting Agreement, a form of which was filed as Exhibit 1.2 to the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

            We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the Debentures and the Shares for the Company, and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as an exhibit to the aforesaid Registration Statement.

                                     Very truly yours,

                                     PHILLIPS, NIZER, BENJAMIN,
                                          KRIM & BALLON


                                     By:  /s/ Alan Shapiro,
                                          ----------------------------
                                          Alan Shapiro, a Partner